Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Signs Amended Purchase Agreement to
Acquire Information Systems Support, Inc.

Valuation Revised After January 31 Delay Announcement

Arlington, Va., February 16, 2006 - CACI International Inc (NYSE: CAI) announced today that it has entered into an amended and restated asset purchase agreement to purchase substantially all of the assets of Information Systems Support, Inc. (ISS). On January 31, both companies announced a delay in the closing after ISS informed CACI of the loss of a significant recompetition contract, which required a revised valuation of ISS. The valuation process has now been completed and the parties have entered into a revised agreement.

ISS is an award-winning and ISO:9001-certified information technology solutions provider primarily to the U.S. Government. Headquartered in Gaithersburg, Maryland, ISS offers solutions in three main service areas: information technology, communications, and logistics. At the time of closing, ISS will have approximately 950 employees, more than 70 percent of whom hold Secret or higher clearances, serving major clients such as the U.S. Army, Navy, Air Force, other Defense Department agencies, and federal civilian agencies such as the Departments of Justice and Transportation, the General Services and Social Security Administrations, and the Library of Congress. CACI anticipates closing on or about March 1, 2006, and will issue revised revenue and earnings guidance at that time.

Under terms of the agreement, CACI will pay $145 million in cash, subject to certain closing adjustments. Since this transaction is an asset purchase, it will give rise to substantial future cash tax benefits, estimated at a present value of approximately $17 million. The acquisition will be financed through the company's existing cash and borrowings under its revolving credit facility.

Dr. J.P. (Jack) London, CACI Chairman, President, and CEO, said, "We are pleased to welcome the Information Systems Support team to CACI. The acquisition of ISS broadens our presence in vital, high-growth areas of the U.S. national security market, and brings us new clients, complementary to our customer base, who have increasing requirements, priority funding, and new locations targeted for expansion. Our new ISS colleagues also provide outstanding expertise and talents that are a great fit with CACI's corporate culture of quality client service, honesty and integrity, and excellence in all we do."

London continued, "The acquisition of ISS continues our strong mergers and acquisitions (M&A) program, which is a key element of CACI's strategic growth plans. Along with positive organic growth and increased contract awards, our M&A activity continues to help us expand support for our clients, create opportunities for our employees, and deliver high returns for our shareholders."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 1000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,500 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; and (iv) expensing of stock options; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Executive Vice President, Public Relations (703) 841-7801 jbrown@caci.com